Albertsons Companies, Inc. Reports Third Quarter Results
Boise, ID - January 14, 2019
Albertsons Companies, Inc. (the "Company") today reported results for the third quarter of fiscal 2018, which ended December 1, 2018.
Third Quarter of Fiscal 2018 Highlights and Update on Fiscal 2018 Outlook

•	Identical sales increased 1.9%

•	Adjusted EBITDA increased over 50%

•	eCommerce sales growth of 73%

•	Own Brands sales penetration increased to an all-time high of 25.2%

•	Completed refinancing and $1 billion paydown of our term loan facility

•	Fiscal 2018 Adjusted EBITDA updated to be in the range of $2.65 billion to $2.7 billion

"We continue to gain traction in our efforts to deliver a seamless shopping experience for our customers in both the four-wall and no-wall environment," said Jim Donald, President and Chief Executive Officer. "The third quarter marked our strongest identical sales increase since the first quarter of fiscal 2016. Identical sales grew for the fourth consecutive quarter, and Adjusted EBITDA grew over 50% compared to the same quarter last year, as the business has rebounded from fiscal 2017. We achieved a record high sales penetration rate on our Own Brands products as we continue to delight our customers with our portfolio of award winning brands."

"We also successfully refinanced our term loan and asset-based loan facilities during the quarter as we secure long-term financing and delever our balance sheet," added Donald.

Third Quarter of Fiscal 2018 Results
Sales and other revenue increased 1.8% to $13.8 billion during the 12 weeks ended December 1, 2018 ("third quarter of fiscal 2018") compared to $13.6 billion during the 12 weeks ended December 2, 2017 ("third quarter of fiscal 2017"). The increase was driven by the Company's 1.9% increase in identical sales and higher fuel sales of $91.7 million, partially offset by a reduction in sales related to the stores closed in the first three quarters of fiscal 2018.
Gross profit margin increased to 27.8% during the third quarter of fiscal 2018 compared to 26.7% during the third quarter of fiscal 2017. Excluding the impact of fuel, gross profit margin increased 140 basis points. The increase was primarily attributable to improved shrink expense as a percentage of sales, lower advertising costs, improved penetration in Own Brands and the realization of the Company's cost reduction initiatives.
Selling and administrative expenses decreased to 26.6% of sales during the third quarter of fiscal 2018 compared to 27.4% of sales for the third quarter of fiscal 2017. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales decreased 70 basis points during the third quarter of fiscal 2018 compared to the third quarter of fiscal 2017. The decrease in selling and administrative expenses was primarily attributable to lower depreciation and amortization expense, a reduction in acquisition and integration costs as the store conversions were completed during the third quarter of fiscal 2018, and the realization of the Company's cost reduction initiatives.
Interest expense was $213.0 million during the third quarter of fiscal 2018 compared to $193.9 million during the third quarter of fiscal 2017. The increase in interest expense is attributable to the Company's refinancing transaction in the third quarter of fiscal 2018 and the related write-off of deferred financing costs and original issue discount. The weighted average interest rate during both the third quarter of fiscal 2018 and the third quarter of fiscal 2017 was 6.5%, excluding amortization and write-off of deferred financing costs and original issue discount.
Income tax benefit was $65.4 million and $523.5 million for the third quarter of fiscal 2018 and fiscal 2017, respectively. The tax benefit in the third quarter of fiscal 2018 was primarily driven by the Company’s provisional SAB 118 adjustment of $60.3 million related to the Tax Cuts and Jobs Act. The tax benefit in the third quarter of fiscal 2017 was primarily driven by the Company's fiscal 2017 corporate reorganization and the related non-cash reversal of a valuation allowance against net deferred tax assets.
Net income was $45.6 million during the third quarter of fiscal 2018 compared to net income of $218.1 million during the third quarter of fiscal 2017.
Adjusted EBITDA was $649.7 million, or 4.7% of sales, during the third quarter of fiscal 2018 compared to $429.0 million, or 3.2% of sales, during the third quarter of fiscal 2017. The 51.4% increase in Adjusted EBITDA primarily reflects the Company's identical sales performance, increased gross profit and realization of the Company's cost reduction initiatives.

Year-To-Date Q3 2018 Results

Sales and other revenue increased 1.4% to $46.5 billion during the first 40 weeks of fiscal 2018 compared to $45.9 billion during the first 40 weeks of fiscal 2017. The increase in sales was primarily driven by the Company's 0.9% increase in identical sales and an increase in fuel sales of $386.1 million, partially offset by a reduction in sales related to the stores closed in the first three quarters of fiscal 2018.
Gross profit margin increased to 27.6% during the first 40 weeks of fiscal 2018 compared to 27.0% during the first 40 weeks of fiscal 2017. Excluding the impact of fuel, gross profit margin increased 80 basis points.
Selling and administrative expenses decreased to 26.5% of sales during the first 40 weeks of fiscal 2018 compared to 27.3% of sales during the first 40 weeks of fiscal 2017. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales decreased 60 basis points during the first 40 weeks of fiscal 2018 compared to the first 40 weeks of fiscal 2017.
The Company recorded no goodwill impairment during the first 40 weeks of fiscal 2018 compared to goodwill impairment of $142.3 million during the first 40 weeks of fiscal 2017.
Interest expense was $662.5 million during the first 40 weeks of fiscal 2018 compared to $679.2 million during the first 40 weeks of fiscal 2017.
Income tax benefit was $80.3 million and $590.8 million during the first 40 weeks of fiscal 2018 and fiscal 2017, respectively.
Net loss was $4.5 million during the first 40 weeks of fiscal 2018 compared to net loss of $342.0 million during the first 40 weeks of fiscal 2017.
Adjusted EBITDA was $2.0 billion, or 4.3% of sales, during the first 40 weeks of fiscal 2018 compared to $1.7 billion, or 3.7% of sales, during the first 40 weeks of fiscal 2017.

Liquidity, Capital Investments and Strategic Transactions
Net cash provided by operating activities was $1,069.1 million during the first 40 weeks of fiscal 2018 compared to $710.6 million during the first 40 weeks of fiscal 2017. The increase in cash flow from operations was primarily driven by improvements in operating results in the first 40 weeks of fiscal 2018 and changes in working capital, primarily related to accounts payable and inventory.

During the first 40 weeks of fiscal 2018, the Company invested approximately $917 million in capital expenditures, which included approximately $45 million related to the Safeway integration, the completion of 91 remodel projects, the opening of three new stores and continued investment in the Company's digital marketing capabilities.

The Company continues to delever its balance sheet and over the last twelve months has reduced its principal debt balance by approximately $1 billion. In connection with this reduction in debt, on November 16, 2018, the Company successfully refinanced both its term loan and asset-based loan facilities. Contemporaneously with the refinancing, the Company paid down approximately $976 million in aggregate principal amount of term loans for which the Company used cash on hand and approximately $410 million of borrowings under the Company’s asset-based loan facility. In addition, on November 29, 2018, Safeway Inc. (“Safeway”), a subsidiary of the Company, purchased for cash, at par plus accrued and unpaid interest, approximately $23 million aggregate principal amount of Safeway’s 7.450% Senior Debentures due 2027 and approximately $311 million aggregate principal amount of Safeway’s 7.250% Debentures due 2031. The purchase was funded using cash on hand and $200 million of borrowings under the Company’s asset-based loan facility.

Subsequent to the end of the third quarter of fiscal 2018, the Company repaid the $610 million in borrowings under its asset-based loan facility and as of the date of this earnings release, the Company had no borrowings outstanding under its $4 billion asset-based loan facility, and total availability of approximately $3.4 billion (net of letters of credit usage).

Also subsequent to the end of the third quarter of fiscal 2018, the Company completed the sale and leaseback of five of the Company’s distribution centers for an aggregate purchase price, net of closing costs, of approximately $660 million. The sale and leasebacks were completed in two separate transactions which closed on December 17, 2018 and January 2, 2019, respectively. In connection with the sale and leasebacks, the Company entered into lease agreements for each of the properties for initial terms of 15 to 20 years. The aggregate initial annual rent payment for the properties will be approximately $38 million and includes 1.50% to 1.75% annual rent increases over the initial lease terms.

2018 Outlook

The Company continues to be pleased with its financial performance to date in fiscal 2018 given the elevated level of integration activities and continued investment in the expansion of the Company's digital and eCommerce customer offerings during the first three quarters of fiscal 2018. The Company's significant improvements in shrink rates during the first three quarters compared to fiscal 2017 were lessened by higher shrink rates in the stores and distribution centers converted during the current year, which the Company believes will persist into the fourth quarter. The third quarter results were impacted by the industry-wide recall on romaine lettuce, the fires in California and the recent earthquake in Alaska. Also, given the Company's recent sale and leaseback of five distribution centers, and two earlier this year, fiscal 2018 results are now expected to be impacted by approximately $17 million in incremental rent expense. Collectively, the Company believes these items will negatively impact its fiscal 2018 Adjusted EBITDA margin by approximately 10 basis points. Consequently, the Company has updated its full fiscal 2018 identical sales guidance to be in the range of 0.8% to 1.0% and its Adjusted EBITDA guidance to be in the range of $2.65 billion to $2.7 billion (reconciled to operating income in the table below). In addition, the Company expects the following results for the full year in fiscal 2018:

•	The Company expects interest expense to be slightly down to relatively flat.

•	The Company expects its effective tax rate to be in the range of 29% to 30%, excluding one-time asset sales and discrete items.

•	The Company expects to spend approximately $1.4 billion in capital expenditures.

About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of December 1, 2018, the Company operated 2,277 retail food and drug stores with 1,743 pharmacies, 395 associated fuel centers, 23 dedicated distribution centers, five Plated fulfillment centers and 20 manufacturing facilities. The Company's stores predominantly operate under the banners Albertsons, Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Sav-On, Jewel-Osco, Acme, Shaw's, Star Market, United Supermarkets, Market Street, Amigos, Haggen and United Express. Albertsons Companies is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood.

Forward-Looking Statements, Non-GAAP Measures and Identical Sales
This earnings report may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions about market conditions and our future operating performance which the Company believes to be reasonable at this time. The Company's results may vary significantly from quarter to quarter, and these expectations and assumptions involve risks and uncertainties, including changes in macroeconomic conditions and the Company's industry, failure to achieve anticipated synergies and cost-savings, increased rates of food price inflation or deflation and other factors, that could cause actual results or events to be materially different from those anticipated. The Company undertakes no obligation to update or revise any such statements as a result of new information, future events or otherwise.

EBITDA and Adjusted EBITDA (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby facilitate review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the Company's results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA and Adjusted EBITDA provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company also uses Adjusted EBITDA, as further adjusted for additional items defined in its debt instruments, for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

As used in this earnings release, the term “identical sales” includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer internet sales are included in identical sales and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	12 weeks ended		40 weeks ended
	December 1, 2018	December 2, 2017	December 1, 2018	December 2, 2017
Net sales and other revenue	$13,840.4	$13,599.2	$46,517.9	$45,890.9
Cost of sales	9,988.0	9,974.6	33,682.0	33,478.1
Gross profit	3,852.4	3,624.6	12,835.9	12,412.8

Selling and administrative expenses	3,678.0	3,725.7	12,337.0	12,509.0
Goodwill impairment	—	—	—	142.3
Operating income (loss)	174.4	(101.1)	498.9	(238.5)

Interest expense, net	213.0	193.9	662.5	679.2
Loss (gain) on debt extinguishment	9.5	(5.0)	9.5	(5.0)
Other (income) expense	(28.3)	15.4	(88.3)	20.1
Loss before income taxes	(19.8)	(305.4)	(84.8)	(932.8)

Income tax benefit	(65.4)	(523.5)	(80.3)	(590.8)
Net income (loss)	$45.6	$218.1	$(4.5)	$(342.0)

Margins
Gross profit	27.8%	26.7%	27.6%	27.0%
Selling and administrative expenses	26.6%	27.4%	26.5%	27.3%

Store data
Number of stores at end of quarter	2,277	2,323	2,277	2,323

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 1, 2018	February 24, 2018
ASSETS
Current assets
Cash and cash equivalents	$462.6	$670.3
Receivables, net	566.9	615.3
Inventories, net	4,639.5	4,421.1
Other current assets	443.6	441.9
Total current assets	6,112.6	6,148.6

Property and equipment, net	10,143.3	10,770.3
Intangible assets, net	2,893.3	3,142.5
Goodwill	1,183.3	1,183.3
Other assets	649.2	567.6
TOTAL ASSETS	$20,981.7	$21,812.3

LIABILITIES
Current liabilities
Accounts payable	$3,119.2	$2,833.0
Accrued salaries and wages	1,020.6	984.1
Current maturities of long-term debt and capitalized lease obligations	412.6	168.2
Other current liabilities	988.3	1,044.3
Total current liabilities	5,540.7	5,029.6

Long-term debt and capitalized lease obligations	10,565.3	11,707.6
Deferred income taxes	595.0	579.9
Other long-term liabilities	2,890.6	3,097.0

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	2.8	2.8
Additional paid-in capital	1,788.7	1,773.3
Treasury stock, at cost	(25.8)	—
Accumulated other comprehensive income	192.1	191.1
Accumulated deficit	(567.7)	(569.0)
Total stockholders' equity	1,390.1	1,398.2
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,981.7	$21,812.3

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	40 weeks ended
	December 1, 2018	December 2, 2017
Cash flows from operating activities:
Net loss	$(4.5)	$(342.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net (gain) loss on property dispositions, asset impairment and lease exit costs	(163.7)	66.8
Goodwill impairment	—	142.3
Depreciation and amortization	1,340.8	1,462.0
LIFO expense	15.7	24.0
Deferred income tax	(135.2)	(629.7)
Contributions to pension and post-retirement benefit plans, net of expense	(178.2)	(0.9)
Amortization and write-off of deferred financing costs	38.3	48.5
Loss (gain) on debt extinguishment	9.5	(5.0)
Equity-based compensation expense	35.5	24.6
Other	(35.9)	93.0
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Receivables, net	47.1	29.7
Inventories, net	(234.0)	(278.9)
Accounts payable, accrued salaries and wages and other accrued liabilities	347.4	159.6
Other operating assets and liabilities	(13.7)	(83.4)
Net cash provided by operating activities	1,069.1	710.6

Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(148.8)
Payments for property, equipment and intangibles, including payments for lease buyouts	(916.9)	(1,062.7)
Proceeds from sale of assets	529.3	652.6
Other	27.0	(55.5)
Net cash used in investing activities	(360.6)	(614.4)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,365.8	290.0
Payments on long-term borrowings	(2,113.8)	(830.6)
Payments of obligations under capital leases	(74.5)	(82.8)
Payments for debt financing costs	(18.6)	(1.5)
Member distribution	—	(250.0)
Purchase of treasury stock, at cost	(25.8)	—
Proceeds from financing leases	—	99.9
Other	(36.3)	(65.7)
Net cash used in financing activities	(903.2)	(840.7)

Net decrease in cash and cash equivalents and restricted cash	(194.7)	(744.5)
Cash and cash equivalents and restricted cash at beginning of period	680.8	1,229.1
Cash and cash equivalents and restricted cash at end of period	$486.1	$484.6

Albertsons Companies, Inc. and Subsidiaries
Adjusted EBITDA
(in millions)

The following is a reconciliation of Net income (loss) to Adjusted EBITDA:

	12 weeks ended		40 weeks ended
	December 1, 2018	December 2, 2017	December 1, 2018	December 2, 2017
Net income (loss)	$45.6	$218.1	$(4.5)	$(342.0)
Depreciation and amortization	401.6	444.4	1,340.8	1,462.0
Interest expense, net	213.0	193.9	662.5	679.2
Income tax benefit	(65.4)	(523.5)	(80.3)	(590.8)
EBITDA	594.8	332.9	1,918.5	1,208.4

Integration costs (1)	29.5	37.6	164.4	111.0
Acquisition-related costs (2)	8.3	23.8	65.8	50.5
Equity-based compensation expense	9.9	6.5	35.5	24.6
Loss (gain) on debt extinguishment	9.5	(5.0)	9.5	(5.0)
Net loss (gain) on property dispositions, asset impairment and lease exit costs	12.1	15.5	(163.7)	66.8
Goodwill impairment	—	—	—	142.3
LIFO expense	2.8	0.4	15.7	24.0
Other (3)	(17.2)	17.3	(31.6)	63.3
Adjusted EBITDA	$649.7	$429.0	$2,014.1	$1,685.9
(1) Related to activities to integrate acquired businesses, primarily the Safeway acquisition.
(2) Includes expenses related to acquisitions (including the mutually terminated merger with Rite Aid Corporation) and expenses related to management fees paid in connection with acquisition and financing activities.
(3) Primarily includes lease adjustments related to deferred rents, deferred gains on leases, costs incurred on acquired surplus properties and gains and losses related to the sale of investments, adjustments for unconsolidated equity investments and adjustments to contingent consideration.

Albertsons Companies, Inc. and Subsidiaries
Forecasted Adjusted EBITDA
(in millions)

The following is a reconciliation of forecasted operating income to forecasted Adjusted EBITDA:

	Fiscal 2018 Outlook
	Low	High
Forecasted operating income	$690	$770
Forecasted adjustments for:
Depreciation and amortization	1,750	1,740
Acquisition and integration costs (1)	250	245
Equity-based compensation expense	50	45
Other adjustments (2)	(90)	(100)
Forecasted Adjusted EBITDA	$2,650	$2,700

(1)	Primarily includes forecasted costs related to integration of acquired businesses, acquisitions and amortization of management fees paid.

(2)
Includes forecasted LIFO expense and lease adjustments related to deferred rents and deferred gains on leases and estimated net costs incurred on acquired surplus properties. Also includes adjustments to reflect actual gains or losses on property dispositions and sales of non-operating investments.